EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Mikohn Gaming Corporation

Las Vegas, Nevada

We hereby consent to the incorporation by reference in the Prospectus constituting a part of the Registration Statements on Form S-8 (File Nos. 33-73506, 333-07441, 333-30525 and 333-30605) and on Form S-3 (File No. 333-110623) of our report dated February 20, 2004, except for Note 9, which is as of March 22, 2004, relating to the consolidated financial statements of Mikohn Gaming Corporation appearing in the Company’s Annual Report on Form 10-K as of December 31, 2003 and 2002 and for the three years in the period ended December 31, 2003.

We also consent to the reference of us under the caption “Experts” in the Form S-3 prospectus.

BDO Seidman, LLP

Los Angeles, California

March 22, 2004